Exhibit 99.1

INTERNATIONAL ASSETS REPORTS RECORD SECOND QUARTER REVENUE AND RECORD INCOME BEFORE INCOME TAXES

New York – May 17, 2004 – International Assets Holding Corporation (the “Company”; NASDAQ: IAAC) today announced second quarter net income of $882,000 for the three months ended March 31, 2004 (“Q2 2004”) compared to a net loss of $84,000 for the three months ended March 31, 2003 (“Q2 2003”). Earnings per share increased to $0.19 per share (diluted $0.15) in Q2 2004 from a loss of $.03 per share (loss $0.03 diluted) in Q2 2003. The improved performance for Q2 2004 is a result of better market conditions and the expansion and diversification of the Company’s wholesale trading activities.

Total revenue for Q2 2004 increased by 297% to a record of $6,369,000 versus $1,603,000 in Q2 2003. The growth in revenue was due to a substantial increase in the Company’s international equity market-making activities and growing revenues from the Company’s recently established activities in the areas of international debt capital markets (which began in January 2003) and commodity/foreign exchange trading (which began in July 2003). Non-interest expenses increased by 169% over the same period ($4,656,000 in Q2 2004 vs. $1,729,000 in Q2 2003). This increase was directly attributable to the expansion of the Company’s business and increased variable costs accompanying the increase in the Company’s revenues. Income before income taxes for Q2 2004 increased to a record of $1,578,000 compared to a loss of $127,000 for Q2 2003.

For the six months ended March 31, 2004 (“YTD 2004”) the Company reported net income of $1,655,000 compared to $127,000 for the six months ended March 31, 2003 (“YTD 2003”). Earnings per share for YTD 2004 increased to $0.35 per share ($0.30 diluted) compared to a $0.05 per share ($0.04 diluted) for YTD 2003. Total revenues for YTD 2004 increased by 221% to $11,698,000 versus $3,644,000 for YTD 2003. Total non-interest expenses for YTD 2004 increased by 154% to $8,685,000 from $3,423,000 for YTD 2003.

During Q2 2004, the Company completed a $12 million private placement of convertible subordinated notes. The funds raised will be used to further expand the Company’s trading activities. Although the Company will bear the full related interest expense during Q3 2004, the Company expects that the anticipated expansion of the Company’s trading business and related incremental revenue will occur gradually over future quarters.

Sean O’Connor, CEO stated, “We continue to execute the business strategy which we launched in the first quarter of the 2003 fiscal year. The success of this strategy is demonstrated by the record revenue and income before income taxes achieved in our most recent quarter. With additional long-term capital now in place, we have prepared the Company for continued expansion.”

Fiscal Second Quarter Results – Unaudited (*):

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003	% Change Three Months		Six Months Ended March 31, 2004	Six Months Ended March 31, 2003	% Change Six Months
Total revenues	$6,368,934	$1,602,944	297%		$11,697,560	$3,643,881	221%
Interest expense	$134,054	639	*	*	$158,122	$832	*	*
Net revenues	$6,234,880	$1,602,305	289%		$11,539,438	$3,643,049	217%
Non-interest expenses	$4,656,411	$1,729,412	169%		$8,684,941	$3,422,464	154%
Income (loss) before income tax	$1,578,469	$(127,107)	*	*	$2,854,497	$220,585	*	*
Income tax expense (benefit)	$696,026	$(43,459)	*	*	$1,199,702	$93,866	*	*
Net income (loss)	$882,443	$(83,648)	*	*	$1,654,795	$126,719	*	*

Net income (loss) per share:
Basic	$0.19	$(0.03)	*	*	$0.35	$0.05	*	*
Diluted	$0.15	$(0.03)	*	*	$0.30	$0.04	*	*
Weighted average number of common shares outstanding:
Basic	4,763,724	3,160,831	51%		4,738,214	2,763,843	71%
Diluted	5,740,733	3,160,831	82%		5,546,596	2,892,702	92%

(*)	Complete condensed consolidated financial statements will be included in the Company’s Form 10-QSB to be filed with the SEC. The Form 10-QSB will also be made available on the Company’s web site at www.intlassets.com.
(**)	Comparison not meaningful.

About International Asset Holding Corporation (Nasdaq IAAC)

International Assets Holding Corporation and its subsidiaries (the “Company”) form a financial services group focused on select international markets. The Company uses its capital and expertise to facilitate wholesale cross-border financial flows through market making and trading of international financial instruments and commodities. The Company’s activities are currently divided into three functional areas; international equities market-making, international debt capital markets and commodities/foreign exchange trading. The Company was formed in October 1987 and has three wholly-owned subsidiaries; INTL Trading, Inc. a NASD member broker dealer, INTL Assets, Inc. and IAHC Bermuda, Ltd. The Company has been publicly traded since 1994. Additional information regarding the Company is available on the Company’s web site at www.intlassets.com.

Certain statements in this document may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including adverse changes in economic, political and market conditions, losses from the Company’s market-making and trading activities arising from counter-party failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President

International Assets Holding Corporation

New York, NY 10017

Scott Branch, Phone (888) 345-4685 x 335

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